Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-113094 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 333-113094 on Form S-8, Registration Statement No. 333-139475 on Form S-8, Registration Statement No. 333-119928 on Form S-3, and Post Effective Amendment No. 5 to Form S-1 in Registration Statement No. 333-115816 on Form S-3 of our report dated October 12, 2005, relating to the consolidated financial statements and financial statement schedule as it relates to the year ended June 30, 2005 of Bioenvision, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Bioenvision, Inc. for the year ended June 30, 2007.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
September 7, 2007